UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Midwest Energy Emissions Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Set forth below is a communication first sent or given to certain stockholders on May 21, 2021:

Dear Midwest Energy Emissions Corp. Stockholder:

By now, you should have received your proxy materials for the annual meeting of stockholders of Midwest Energy Emissions Corp. (“ME2C Environmental”) which will be held exclusively online via the Internet on June 3, 2021. You are receiving this reminder email because your votes were not yet processed at the time this email was sent. If you have already voted, we would like to thank you for your vote.

Your vote is extremely important.

How to Vote: 3 Ways

1.	By Phone: 1-800-690-6903 and follow the phone prompts. You will need your control number found on your proxy card.

2.	By Internet: www.proxyvote.com You will need your control number found on your proxy card.

3.	By Mail: Complete, sign and return the proxy card in the envelope provided.

If voting by phone or by internet, and you do not have your control number found on your proxy card, please email shyatt@me2cenvironmental.com or call (404) 226-4217 to request your control number.

If you hold shares through a bank or broker (i.e., in “street name”), please refer to your proxy card, notice, or other information forwarded by your bank or broker to see which voting options are available to you.

The Board recommends that your vote FOR each director nominee, FOR proposals 2, 3, 5, 6 and 7, and FOR the “every year” frequency alternative for proposal 4. Even if you plan on attending the meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting.

*** PLEASE VOTE TODAY***

If you have any questions or need help voting your shares, or need additional copies of the proxy materials, please email shyatt@me2cenvironmental.com or call (404) 226-4217.

Thank you for your investment in ME2C Environmental and for taking the time to vote your shares.

Sincerely,

Richard MacPherson

President and Chief Executive Officer